SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Verso Corporation
(Name of Issuer)

Class A Common Stock, par value $0.01 per share
(Title of Class of Securities)

92531L207
(CUSIP Number)

January 5, 2017
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 27 Pages)

______________________________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 92531L207	13G	Page 2 of 27 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 347,438 (including 47,438 shares of Class A Common Stock issuable upon exercise of warrants)*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 347,438 (including 47,438 shares of Class A Common Stock issuable upon exercise of warrants)*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 347,438 (including 47,438 shares of Class A Common Stock issuable upon exercise of warrants)*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.0%*
12	TYPE OF REPORTING PERSON PN

* The information set forth on this cover page reflects information as of the date of this filing. As of December 31, 2016, this Reporting Person may have been deemed to beneficially own 47,738 shares of Class A Common Stock issuable upon exercise of warrants, representing 0.1% of the outstanding shares of Common Stock as of such time.

CUSIP No. 92531L207	13G	Page 3 of 27 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners TE Intermediate I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 279,410 (including 23,431 shares of Class A Common Stock issuable upon exercise of warrants)*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 279,410 (including 23,431 shares of Class A Common Stock issuable upon exercise of warrants)*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 279,410 (including 23,431 shares of Class A Common Stock issuable upon exercise of warrants)*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8%*
12	TYPE OF REPORTING PERSON PN

* The information set forth on this cover page reflects information as of the date of this filing and as of December 31, 2016.

CUSIP No. 92531L207	13G	Page 4 of 27 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners General Partner, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 626,848 (including 70,869 shares of Class A Common Stock issuable upon exercise of warrants)*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 626,848 (including 70,869 shares of Class A Common Stock issuable upon exercise of warrants)*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 626,848 (including 70,869 shares of Class A Common Stock issuable upon exercise of warrants)*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.9%*
12	TYPE OF REPORTING PERSON PN

* The information set forth on this cover page reflects information as of the date of this filing. As of December 31, 2016, this Reporting Person may have been deemed to beneficially own 326,848 (including 70,869 shares of Class A Common Stock issuable upon exercise of warrants), representing 1.0% of the outstanding shares of Common Stock as of such time.

CUSIP No. 92531L207	13G	Page 5 of 27 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners Master, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 739,522 (including 67,467 shares of Class A Common Stock issuable upon exercise of warrants)*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 739,522 (including 67,467 shares of Class A Common Stock issuable upon exercise of warrants)*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 739,522 (including 67,467 shares of Class A Common Stock issuable upon exercise of warrants)*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.2%*
12	TYPE OF REPORTING PERSON PN

* The information set forth on this cover page reflects information as of the date of this filing and as of December 31, 2016.

CUSIP No. 92531L207	13G	Page 6 of 27 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners Offshore Intermediate IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 7,279*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 7,279*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,279*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 0.1%*
12	TYPE OF REPORTING PERSON PN

* The information set forth on this cover page reflects information as of the date of this filing and as of December 31, 2016.

CUSIP No. 92531L207	13G	Page 7 of 27 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners Offshore General Partner, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 746,801 (including 67,467 shares of Class A Common Stock issuable upon exercise of warrants)*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 746,801 (including 67,467 shares of Class A Common Stock issuable upon exercise of warrants)*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 746,801 (including 67,467 shares of Class A Common Stock issuable upon exercise of warrants)*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.2%*
12	TYPE OF REPORTING PERSON PN

 * The information set forth on this cover page reflects information as of the date of this filing and as of December 31, 2016.

CUSIP No. 92531L207	13G	Page 8 of 27 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Cayman GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,373,649 (including 138,336 shares of Class A Common Stock issuable upon exercise of warrants)*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,373,649 (including 138,336 shares of Class A Common Stock issuable upon exercise of warrants)*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,373,649 (including 138,336 shares of Class A Common Stock issuable upon exercise of warrants)*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.1%*
12	TYPE OF REPORTING PERSON OO

* The information set forth on this cover page reflects information as of the date of this filing. As of December 31, 2016, this Reporting Person may have been deemed to beneficially own 1,073,649 (including 138,336 shares of Class A Common Stock issuable upon exercise of warrants), representing 3.2% of the outstanding shares of Common Stock as of such time.

CUSIP No. 92531L207	13G	Page 9 of 27 Pages

1	NAME OF REPORTING PERSON Centerbridge Special Credit Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 291,394 (including 27,752 shares of Class A Common Stock issuable upon exercise of warrants)*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 291,394 (including 27,752 shares of Class A Common Stock issuable upon exercise of warrants)*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 291,394 (including 27,752 shares of Class A Common Stock issuable upon exercise of warrants)*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%*
12	TYPE OF REPORTING PERSON PN

* The information set forth on this cover page reflects information as of the date of this filing and as of December 31, 2016.

CUSIP No. 92531L207	13G	Page 10 of 27 Pages

1	NAME OF REPORTING PERSON Centerbridge Special Credit Partners General Partner, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 291,394 (including 27,752 shares of Class A Common Stock issuable upon exercise of warrants)*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 291,394 (including 27,752 shares of Class A Common Stock issuable upon exercise of warrants)*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 291,394 (including 27,752 shares of Class A Common Stock issuable upon exercise of warrants)*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%*
12	TYPE OF REPORTING PERSON PN

* The information set forth on this cover page reflects information as of the date of this filing and as of December 31, 2016.

CUSIP No. 92531L207	13G	Page 11 of 27 Pages

1	NAME OF REPORTING PERSON CSCP Cayman GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 291,394 (including 27,752 shares of Class A Common Stock issuable upon exercise of warrants)*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 291,394 (including 27,752 shares of Class A Common Stock issuable upon exercise of warrants)*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 291,394 (including 27,752 shares of Class A Common Stock issuable upon exercise of warrants)*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%*
12	TYPE OF REPORTING PERSON OO

* The information set forth on this cover page reflects information as of the date of this filing and as of December 31, 2016.

CUSIP No. 92531L207	13G	Page 12 of 27 Pages

1	NAME OF REPORTING PERSON Centerbridge Special Credit Partners II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 370,799 (including 35,314 shares of Class A Common Stock issuable upon exercise of warrants)*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 370,799 (including 35,314 shares of Class A Common Stock issuable upon exercise of warrants)*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 370,799 (including 35,314 shares of Class A Common Stock issuable upon exercise of warrants)*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%*
12	TYPE OF REPORTING PERSON PN

* The information set forth on this cover page reflects information as of the date of this filing and as of December 31, 2016.

CUSIP No. 92531L207	13G	Page 13 of 27 Pages

1	NAME OF REPORTING PERSON Centerbridge Special Credit Partners General Partner II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 370,799 (including 35,314 shares of Class A Common Stock issuable upon exercise of warrants)*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 370,799 (including 35,314 shares of Class A Common Stock issuable upon exercise of warrants)*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 370,799 (including 35,314 shares of Class A Common Stock issuable upon exercise of warrants)*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%*
12	TYPE OF REPORTING PERSON PN

 * The information set forth on this cover page reflects information as of the date of this filing and as of December 31, 2016.

CUSIP No. 92531L207	13G	Page 14 of 27 Pages

1	NAME OF REPORTING PERSON CSCP II Cayman GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 370,799 (including 35,314 shares of Class A Common Stock issuable upon exercise of warrants)*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 370,799 (including 35,314 shares of Class A Common Stock issuable upon exercise of warrants)*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 370,799 (including 35,314 shares of Class A Common Stock issuable upon exercise of warrants)*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%*
12	TYPE OF REPORTING PERSON OO

* The information set forth on this cover page reflects information as of the date of this filing and as of December 31, 2016.

CUSIP No. 92531L207	13G	Page 15 of 27 Pages

1	NAME OF REPORTING PERSON Mark T. Gallogly
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,035,842 (including 201,402 shares of Class A Common Stock issuable upon exercise of warrants)*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,035,842 (including 201,402 shares of Class A Common Stock issuable upon exercise of warrants)*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,035,842 (including 201,402 shares of Class A Common Stock issuable upon exercise of warrants)*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.1%*
12	TYPE OF REPORTING PERSON IN

* The information set forth on this cover page reflects information as of the date of this filing. As of December 31, 2016, this Reporting Person may have been deemed to beneficially own 1,735,842 (including 201,402 shares of Class A Common Stock issuable upon exercise of warrants), representing 5.2% of the outstanding shares of Common Stock as of such time.

CUSIP No. 92531L207	13G	Page 16 of 27 Pages

1	NAME OF REPORTING PERSON Jeffrey H. Aronson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,035,842 (including 201,402 shares of Class A Common Stock issuable upon exercise of warrants)*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,035,842 (including 201,402 shares of Class A Common Stock issuable upon exercise of warrants)*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,035,842 (including 201,402 shares of Class A Common Stock issuable upon exercise of warrants)*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.1%*
12	TYPE OF REPORTING PERSON IN

* The information set forth on this cover page reflects information as of the date of this filing. As of December 31, 2016, this Reporting Person may have been deemed to beneficially own 1,735,842 (including 201,402 shares of Class A Common Stock issuable upon exercise of warrants), representing 5.2% of the outstanding shares of Common Stock as of such time.

CUSIP No. 92531L207	13G	Page 17 of 27 Pages

Item 1(a).	NAME OF ISSUER

The name of the issuer is Verso Corporation (the "Company").

Item 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

The Company's principal executive offices are located at 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436.

Item 2(a).	NAME OF PERSON FILING

This statement is filed by:

(i)	Centerbridge Credit Partners, L.P., a Delaware limited partnership ("Onshore Fund"), with respect to the Class A Common Stock (as defined in Item 2(d) below) beneficially owned by it;
(ii)	Centerbridge Credit Partners TE Intermediate I, L.P., a Delaware limited partnership ("TE Int I"), with respect to the Class A Common Stock beneficially owned by it;
(iii)	Centerbridge Credit Partners General Partner, L.P., a Delaware limited partnership ("Credit GP"), as general partner of Onshore Fund and TE Int I, with respect to the Class A Common Stock beneficially owned by Onshore Fund and TE Int I;
(iv)	Centerbridge Credit Partners Master, L.P., a Cayman Islands exempted limited partnership ("Master Fund"), with respect to the Class A Common Stock beneficially owned by it;
(v)	Centerbridge Credit Partners Offshore Intermediate IV, L.P. , a Cayman Islands exempted limited partnership ("Offshore Int IV"), with respect to the Class A Common Stock beneficially owned by it;
(vi)	Centerbridge Credit Partners Offshore General Partner, L.P., a Delaware limited partnership ("Credit Offshore GP"), as general partner of Master Fund and Offshore Int IV, with respect to the Class A Common Stock beneficially owned by Master Fund and Offshore Int IV;
(vii)	Centerbridge Credit Cayman GP Ltd., a Cayman Islands exempted company ("Credit Cayman GP"), as general partner of Credit GP and Credit Offshore GP, with respect to the Class A Common Stock beneficially owned by Onshore Fund, TE Int I, Master Fund and Offshore Int IV;
(viii)	Centerbridge Special Credit Partners, L.P., a Delaware limited partnership ("SC I"), with respect to the Class A Common Stock beneficially owned by it;
(ix)	Centerbridge Special Credit Partners General Partner, L.P., a Delaware limited partnership ("SC I GP"), as general partner of SC I, with respect to the Class A Common Stock beneficially owned by SC I;
(x)	CSCP Cayman GP Ltd., a Cayman Islands exempted company ("SC I Cayman GP"), as general partner of SC I GP, with respect to the Class A Common Stock beneficially owned by SC I;
(xi)	Centerbridge Special Credit Partners II, L.P., a Delaware limited partnership ("SC II"), with respect to the Class A Common Stock beneficially owned by it;

CUSIP No. 92531L207	13G	Page 18 of 27 Pages

(xii)	Centerbridge Special Credit Partners General Partner II, L.P., a Delaware limited partnership ("SC II GP"), as general partner of SC II, with respect to the Class A Common Stock beneficially owned by SC II;
(xiii)	CSCP II Cayman GP Ltd., a Cayman Islands exempted company ("SC II Cayman GP"), as general partner of SC II GP, with respect to the Class A Common Stock beneficially owned by SC II;
(xiv)	Mark T. Gallogly ("Mr. Gallogly"), indirectly, through various intermediate entities control each of Onshore Fund, TE Int I, Master Fund, Offshore Int IV, SC I and SC II (collectively, the "Centerbridge Funds"), with respect to the Class A Common Stock beneficially owned by the Centerbridge Funds; and
(xv)	Jeffrey H. Aronson ("Mr. Aronson"), indirectly, through various intermediate entities control each of the Centerbridge Funds, with respect to the Class A Common Stock beneficially owned by the Centerbridge Funds.

The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

The address of the business office of each of the Reporting Persons is 375 Park Avenue, 12th Floor, New York, NY 10152.

Item 2(c).	CITIZENSHIP

Onshore Fund, TE Int I, Credit GP, Credit Offshore GP, SC I, SC I GP, SC II and SC I GP II are limited partnerships organized under the laws of the State of Delaware. Credit Cayman GP, SC I Cayman GP and SC II Cayman GP are exempted companies organized under the laws of the Cayman Islands. Master Fund and Offshore Int IV are exempted limited partnerships organized under the laws of the Cayman Islands. Messrs. Gallogly and Aronson are citizens of the United States.

Item 2(d).	TITLE OF CLASS OF SECURITIES

Class A Common Stock, par value $0.01 per share (the "Class A Common Stock").

Item 2(e).	CUSIP NUMBER

92531L207

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO Rules 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Act;

CUSIP No. 92531L207	13G	Page 19 of 27 Pages

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	OWNERSHIP

This Schedule 13G reports beneficial ownership of the shares of Class A Common Stock beneficially owned by the Reporting Persons as of the date hereof.

A.	Centerbridge Credit Partners, L.P.
	(a)	Amount beneficially owned: 347,438 (including 47,438 shares of Class A Common Stock issuable upon exercise of warrants)
	(b)	Percent of class: 1.0% The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 33,366,784 shares of Class A Common Stock issued and outstanding as reported to be outstanding as of October 31, 2016, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016 filed by the Company with the Securities Exchange Commission on November 14, 2016, and assumes the exercise of the warrants reported by such Reporting Person.
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 347,438 (including 47,438 shares of Class A Common Stock issuable upon exercise of warrants)
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 347,438 (including 47,438 shares of Class A Common Stock issuable upon exercise of warrants)

CUSIP No. 92531L207	13G	Page 20 of 27 Pages

Onshore Fund has the power to dispose of and the power to vote the shares of Class A Common Stock beneficially owned by it, which powers may also be exercised by Credit GP, its general partner, and Credit Cayman GP, the general partner of Credit GP. Neither Credit GP nor Credit Cayman GP directly owns any of the shares of Class A Common Stock. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares of Class A Common Stock beneficially owned by Onshore Fund. However, none of the foregoing should be construed in and of itself as an admission by Credit GP or Credit Cayman GP or by any Reporting Person as to beneficial ownership of the shares of Class A Common Stock owned by another Reporting Person. In addition, each of Credit GP and Credit Cayman GP expressly disclaims beneficial ownership of the shares of Class A Common Stock owned by Onshore Fund.

B.	Centerbridge Credit Partners TE Intermediate I, L.P
	(a)	Amount beneficially owned: 279,410 (including 23,431 shares of Class A Common Stock issuable upon exercise of warrants)
	(b)	Percent of class: 0.8%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 279,410 (including 23,431 shares of Class A Common Stock issuable upon exercise of warrants)
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 279,410 (including 23,431 shares of Class A Common Stock issuable upon exercise of warrants)
TE Int I has the power to dispose of and the power to vote the shares of Class A Common Stock beneficially owned by it, which powers may also be exercised by Credit GP, its general partner, and Credit Cayman GP, the general partner of Credit GP. Neither Credit GP nor Credit Cayman GP directly owns any of the shares of Class A Common Stock. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares of Class A Common Stock beneficially owned by TE Int I. However, none of the foregoing should be construed in and of itself as an admission by Credit GP or Credit Cayman GP or by any Reporting Person as to beneficial ownership of shares of Class A Common Stock owned by another Reporting Person. In addition, each of Credit GP and Credit Cayman GP expressly disclaims beneficial ownership of shares of Class A Common Stock owned by TE Int I.

C.	Centerbridge Credit Partners General Partner, L.P.
	(a)	Amount beneficially owned: 626,848 (including 70,869 shares of Class A Common Stock issuable upon exercise of warrants)
	(b)	Percent of class: 1.9%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 626,848 (including 70,869 shares of Class A Common Stock issuable upon exercise of warrants)
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 626,848 (including 70,869 shares of Class A Common Stock issuable upon exercise of warrants)

CUSIP No. 92531L207	13G	Page 21 of 27 Pages

Credit GP does not directly own any of the shares of Class A Common Stock. Credit GP, as general partner of Onshore Fund and TE Int I has the power to dispose of and the power to vote the shares of Class A Common Stock beneficially owned by Onshore Fund and TE Int I, which powers may also be exercised by Credit Cayman GP, the general partner of Credit GP. By reason of the provisions of Rule 13d-3 of the Act, Credit GP may be deemed to beneficially own the shares of Class A Common Stock beneficially owned by Onshore Fund and TE Int I. However, none of the foregoing should be construed in and of itself as an admission by Credit GP or Credit Cayman GP or by any Reporting Person as to beneficial ownership of shares of Class A Common Stock owned by another Reporting Person. In addition, each of Credit GP and Credit Cayman GP expressly disclaims beneficial ownership of shares of Class A Common Stock owned by Onshore Fund and TE Int I.

D.	Centerbridge Credit Partners Master, L.P.
	(a)	Amount beneficially owned: 739,522 (including 67,467 shares of Class A Common Stock issuable upon exercise of warrants)
	(b)	Percent of class: 2.2%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 739,522 (including 67,467 shares of Class A Common Stock issuable upon exercise of warrants))
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 739,522 (including 67,467 shares of Class A Common Stock issuable upon exercise of warrants)
Master Fund has the power to dispose of and the power to vote the shares of Class A Common Stock beneficially owned by it, which powers may also be exercised by Credit Offshore GP, its general partner, and Credit Cayman GP, the general partner of Credit Offshore GP. Neither Credit Offshore GP nor Credit Cayman GP directly owns any of the shares of Class A Common Stock. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares of Class A Common Stock beneficially owned by Master Fund. However, none of the foregoing should be construed in and of itself as an admission by Credit Offshore GP or Credit Cayman GP or by any Reporting Person as to beneficial ownership of shares of Class A Common Stock owned by another Reporting Person. In addition, each of Credit Offshore GP and Credit Cayman GP expressly disclaims beneficial ownership of shares of Class A Common Stock owned by Master Fund.

E.	Centerbridge Credit Partners Offshore Intermediate IV, L.P.
	(a)	Amount beneficially owned: 7,279
	(b)	Percent of class: Less than 0.1%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 7,279
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 7,279
Offshore Int IV has the power to dispose of and the power to vote the shares of Class A Common Stock beneficially owned by it, which powers may also be exercised by Credit Offshore GP, its general partner, and Credit Cayman GP, the general partner of Credit Offshore GP. Neither Credit Offshore GP nor Credit Cayman GP directly owns any of the shares of Class A Common Stock.

CUSIP No. 92531L207	13G	Page 22 of 27 Pages

By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares of Class A Common Stock beneficially owned by Offshore Int IV. However, none of the foregoing should be construed in and of itself as an admission by Credit Offshore GP or Credit Cayman GP or by any Reporting Person as to beneficial ownership of shares of Class A Common Stock owned by another Reporting Person. In addition, each of Credit Offshore GP and Credit Cayman GP expressly disclaims beneficial ownership of shares of Class A Common Stock owned by Offshore Int IV.

F.	Centerbridge Credit Partners Offshore General Partner, L.P.
	(a)	Amount beneficially owned: 746,801 (including 67,467 shares of Class A Common Stock issuable upon exercise of warrants)
	(b)	Percent of class: 2.2%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 746,801 (including 67,467 shares of Class A Common Stock issuable upon exercise of warrants)
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 746,801 (including 67,467 shares of Class A Common Stock issuable upon exercise of warrants)
Credit Offshore GP does not directly own any of the shares of Class A Common Stock. Credit Offshore GP, as general partner of Master Fund and Offshore Int IV, and Credit Cayman GP, the general partner of Credit Offshore GP, has the power to dispose of and the power to vote the shares of Class A Common Stock beneficially owned by Master Fund and Offshore Int IV. Neither Credit Offshore GP nor Credit Cayman GP directly owns any of the shares of Class A Common Stock. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares of Class A Common Stock beneficially owned by Master Fund and Offshore Int IV. However, none of the foregoing should be construed in and of itself as an admission by Credit Offshore GP or Credit Cayman GP or by any Reporting Person as to beneficial ownership of shares of Class A Common Stock owned by another Reporting Person. In addition, each of Credit Offshore GP and Credit Cayman GP expressly disclaims beneficial ownership of shares of Class A Common Stock owned by Master Fund and Offshore Int IV.

G.	Centerbridge Credit Cayman GP Ltd.
	(a)	Amount beneficially owned: 1,373,649 (including 138,336 shares of Class A Common Stock issuable upon exercise of warrants)
	(b)	Percent of class: 4.1%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 1,373,649 (including 138,336 shares of Class A Common Stock issuable upon exercise of warrants)
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 1,373,649 (including 138,336 shares of Class A Common Stock issuable upon exercise of warrants)
Credit Cayman GP does not directly own any of the shares of Class A Common Stock. Credit Cayman GP, as general partner of Credit GP and Credit Offshore GP, has the power to dispose of and the power to vote the shares of Class A Common Stock beneficially owned by Onshore Fund, TE Int I, Master Fund and Offshore Int IV. By reason of the provisions of Rule 13d-3 of the Act, Credit Cayman GP may be deemed to beneficially

CUSIP No. 92531L207	13G	Page 23 of 27 Pages

own the shares of Class A Common Stock beneficially owned by Onshore Fund, TE Int I, Master Fund and Offshore Int IV. However, none of the foregoing should be construed in and of itself as an admission by Credit Cayman GP or by any Reporting Person as to beneficial ownership of shares of Class A Common Stock owned by another Reporting Person. In addition, each Credit Cayman GP expressly disclaims beneficial ownership of shares of Class A Common Stock owned by Onshore Fund, TE Int I, Master Fund and Offshore Int IV

H.	Centerbridge Special Credit Partners, L.P., Centerbridge Special Credit Partners General Partner, L.P. and CSCP Cayman GP Ltd.
	(a)	Amount beneficially owned: 291,394 (including 27,752 shares of Class A Common Stock issuable upon exercise of warrants)
	(b)	Percent of class: 0.9%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 291,394 (including 27,752 shares of Class A Common Stock issuable upon exercise of warrants)
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 291,394 (including 27,752 shares of Class A Common Stock issuable upon exercise of warrants)
SC I has the power to dispose of and the power to vote the shares of Class A Common Stock beneficially owned by it, which powers may also be exercised by SC I GP, its general partner, and SC I Cayman GP, the general partner of SC I GP. Neither SC I GP nor SC I Cayman GP directly owns any of the shares of Class A Common Stock. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares of Class A Common Stock beneficially owned by SC I. However, none of the foregoing should be construed in and of itself as an admission by SC I GP or SC I Cayman GP or by any Reporting Person as to beneficial ownership of shares of Class A Common Stock owned by another Reporting Person. In addition, each of SC I GP and SC I Cayman GP expressly disclaims beneficial ownership of shares of Class A Common Stock owned by SC I.

I.	Centerbridge Special Credit Partners II, L.P., Centerbridge Special Credit Partners General Partner II, L.P. and CSCP II Cayman GP Ltd.
	(a)	Amount beneficially owned: 370,799 (including 35,314 shares of Class A Common Stock issuable upon exercise of warrants)
	(b)	Percent of class: 1.1%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 370,799 (including 35,314 shares of Class A Common Stock issuable upon exercise of warrants)
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 370,799 (including 35,314 shares of Class A Common Stock issuable upon exercise of warrants)
SC II has the power to dispose of and the power to vote the shares of Class A Common Stock beneficially owned by it, which powers may also be exercised by SC II GP, its general partner, and SC II Cayman GP, the general partner of SC II GP. Neither SC II GP nor SC II Cayman GP directly owns any of the shares of Class A Common Stock. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares of Class A Common Stock beneficially

CUSIP No. 92531L207	13G	Page 24 of 27 Pages

owned by SC II. However, none of the foregoing should be construed in and of itself as an admission by SC II GP or SC II Cayman GP or by any Reporting Person as to beneficial ownership of shares of Class A Common Stock owned by another Reporting Person. In addition, each of SC II GP and SC II Cayman GP expressly disclaims beneficial ownership of shares of Class A Common Stock owned by SC II.

J.	Mark T. Gallogly and Jeffrey Aronson
	(a)	Amount beneficially owned: 2,035,842 (including 201,402 shares of Class A Common Stock issuable upon exercise of warrants)
	(b)	Percent of class: 6.1%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 2,035,842 (including 201,402 shares of Class A Common Stock issuable upon exercise of warrants)
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition of: 2,035,842 (including 201,402 shares of Class A Common Stock issuable upon exercise of warrants)
Messrs. Gallogly and Aronson, indirectly, through various intermediate entities control each of the Centerbridge Funds. Neither Mr. Gallogly nor Mr. Aronson directly owns any of the shares of Class A Common Stock. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares of Class A Common Stock beneficially owned by the Centerbridge Funds. However, none of the foregoing should be construed in and of itself as an admission by Messrs. Gallogly or Aronson or by any Reporting Person as to beneficial ownership of the shares of Class A Common Stock owned by another Reporting Person. In addition, each of Mr. Gallogly and Mr. Aronson expressly disclaims beneficial ownership of the shares of Class A Common Stock owned by any of the Centerbridge Funds.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

CUSIP No. 92531L207	13G	Page 25 of 27 Pages

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

Each of the Reporting Persons hereby makes the following certification:

By signing below each of the Reporting Persons certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 92531L207	13G	Page 26 of 27 Pages

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED: January 17, 2017

CENTERBRIDGE CREDIT PARTNERS, L.P.

By: Centerbridge Credit Partners General Partner, L.P., its general partner

By: Centerbridge Credit Cayman GP Ltd., its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS TE INTERMEDIATE I, L.P.

By: Centerbridge Credit Partners General Partner, L.P., its general partner

By: Centerbridge Credit Cayman GP Ltd., its general partner

By: /s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS GENERAL PARTNER, L.P.

By: Centerbridge Credit Cayman GP Ltd., its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS MASTER, L.P.

By: Centerbridge Credit Partners Offshore General Partner, L.P., its general partner

By: Centerbridge Credit Cayman GP Ltd., its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS OFFSHORE INTERMEDIATE IV, L.P.

By: Centerbridges Credit Partners Offshore General Partner, L.P., its general partner

By: Centerbridge Credit Cayman GP Ltd., its general partner

By: /s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS OFFSHORE GENERAL PARTNER, L.P.

By: Centerbridge Credit Cayman GP Ltd., its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CREDIT CAYMAN GP LTD.

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS, L.P.

By: Centerbridge Special Credit Partners General Partner, L.P.

By: CSCP Cayman GP Ltd., its general partner

By: /s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS GENERAL PARTNER, L.P.

By: CSCP Cayman GP Ltd., its general partner

By: /s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CSCP CAYMAN GP LTD.

By: /s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS II, L.P.

By: Centerbridge Special Credit Partners General Partner II, L.P.

By: CSCP II Cayman GP Ltd., its general partner

By: /s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS GENERAL PARTNER II, L.P.

By: CSCP II Cayman GP Ltd., its general partner

By: /s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CSCP II CAYMAN GP LTD.

By: /s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

/s/ Mark T. Gallogly

MARK T. GALLOGLY

/s/ Jeffrey H. Aronson

JEFFREY H. ARONSON

CUSIP No. 92531L207	13G	Page 27 of 27 Pages

EXHIBIT 1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED: January 17, 2017

CENTERBRIDGE CREDIT PARTNERS, L.P.

By: Centerbridge Credit Partners General Partner, L.P., its general partner

By: Centerbridge Credit Cayman GP Ltd., its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS TE INTERMEDIATE I, L.P.

By: Centerbridge Credit Partners General Partner, L.P., its general partner

By: Centerbridge Credit Cayman GP Ltd., its general partner

By: /s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS GENERAL PARTNER, L.P.

By: Centerbridge Credit Cayman GP Ltd., its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS MASTER, L.P.

By: Centerbridge Credit Partners Offshore General Partner, L.P., its general partner

By: Centerbridge Credit Cayman GP Ltd., its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS OFFSHORE INTERMEDIATE IV, L.P.

By: Centerbridge Credit Partners Offshore General Partner, L.P., its general partner

By: Centerbridge Credit Cayman GP Ltd., its general partner

By: /s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS OFFSHORE GENERAL PARTNER, L.P.

By: Centerbridge Credit Cayman GP Ltd., its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CREDIT CAYMAN GP LTD.

/s/ Jeffrey H. Aronson

Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS, L.P.

By: Centerbridge Special Credit Partners General Partner, L.P.

By: CSCP Cayman GP Ltd., its general partner

By: /s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS GENERAL PARTNER, L.P.

By: CSCP Cayman GP Ltd., its general partner

By: /s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CSCP CAYMAN GP LTD.

By: /s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS II, L.P.
By: Centerbridge Special Credit Partners General Partner II, L.P.

By: CSCP II Cayman GP Ltd., its general partner

By: /s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS GENERAL PARTNER II, L.P.

By: CSCP II Cayman GP Ltd., its general partner

By: /s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CSCP II CAYMAN GP LTD.

By: /s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

/s/ Mark T. Gallogly

MARK T. GALLOGLY

/s/Jeffrey H. Aronson

JEFFREY H. ARONSON